- GuruNet Corporation 1st Quarter 2005 Conference Call -

GuruNet Corporation
1st Quarter 2005 Conference Call
1:01PM EDT, May 10, 2005

Opening (Communiqué Operator)

Welcome to the GuruNet 1st quarter conference call. Introducing the call will be Landon Barretto, from the investor relations firm Barretto-Pacific. Landon, you may begin.

Landon Barretto

Good afternoon my name is Landon Barretto, and I’ll be the moderator for today’s presentation, which is also being broadcast over the web and can be accessed from the Investor Center page at www.gurunet.com. A replay of this presentation will be available at the site for the next three weeks.

Thank you for your interest in GuruNet Corporation. With me today is the Chairman and Chief Executive Officer of GuruNet, Bob Rosenschein, and the Chief Financial Officer Steve Steinberg. At the conclusion of their prepared remarks, we’ll open the conference for questions.

We would like to remind you that during the course of this conference call GuruNet’s management will make forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. Actual results may differ materially from any future performance suggested in the Company’s forward-looking statements. We refer you to the Company’s SEC filings, including its annual report on Form 10-KSB and its most recent registration statement on Form SB-2 for important risk factors that could cause actual results to differ materially from those contained in any forward looking statement.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Forward-looking statements made during today’s call are only made as of the date of this conference call and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Throughout this call GuruNet will be referring to its GAAP financial results as well as non-GAAP measures. These non-GAAP measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies.
And now, I’d like to turn the call over to Bob Rosenschein. Bob…

Bob Rosenschein

Thank you, Landon.

Welcome to GuruNet’s 1st Quarter conference call, and thank you for joining us. I’m very pleased today to update you on our progress in Q1… and also share some Q2 trends to date.

The agenda for our call today will be:

•	First, introductory remarks on our progress.

•	Second, our CFO, Steve Steinberg will present some financial highlights. Also see our press release, sent out before the call and posted on our site.

•	Third, we have a significant announcement for you about our board of directors.

•	Fourth, we’ll take a deeper look into our business, including some of our metrics and Q2 progress to date. We’ll also be discussing deals, marketing, our NY office, press, Mobile Answers, etc.

•	Last, we’ll end the call with a Q&A session, starting with some of the questions we’ve received in advance.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

We’re obviously proud about putting Answers.com on the map. In just four months since launching it and our new business model, we’ve been fortunate to enjoy some positive press and partnerships and—more importantly—significant traffic growth.

We’re putting the foundation in place to make GuruNet a long-lasting, profitable enterprise. We offer a highly differentiated service that taps a large marketplace opportunity; we established a large and growing user base; we embedded a monetization engine for generating revenue; and we are implementing a strategy that we think will help us exploit the full economic potential of our service.

The past four months represent an exciting landmark period for GuruNet:

1.
It surpassed our own expectations to already be winning awards, as in PC Magazine and Forbes, and mentioned regularly with Google, Yahoo, Ask Jeeves, MSN and other industry leaders in print and on the Web, TV and radio.

2.	It was a nice bonus to be called the “Answer Engine Leader” recently in the NY Times, and singled out in the Motley Fool and several times on CBS MarketWatch.

3.	We were particularly proud recently to reach an average of 2 million queries per weekday— and to have bloggers and reporters embrace the site so quickly.

So we are very pleased where we are in terms of traffic and PR. Now we are working hard on building up GuruNet’s monetization potential. In March, we first released our initial Google AdSense implementation. We are analyzing its progress and adjusting the design elements on the site, to steadily improve its performance: both in terms of user satisfaction and on the financial front.

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Users do appear to be “getting it”, and I think that few people who try the product need to be convinced of our simple value proposition to Internet users. For GuruNet, the road map is straightforward: first traffic, then revenues, then profits.

The first rule of marketing is to be different; I would add, of course, useful and different. But there’s something that our investors need to grasp: we are not a traditional search engine. That is at once our promise and differentiation, but at the same time also our challenge. It is convenient for us to participate in this exciting search space. Who doesn’t like to be mentioned in Fortune as possibly the next Google?

However… what we do is not what a search engine does. Our very promise to end users—more relevant information, with less noise, in fewer clicks—makes it a different monetization animal. That means that you should not assume that we plaster our results pages with the exact same format ads as search engines do. Nor should you assume that click-through rates will be comparable. We are betting that enough users will prefer the streamlined approach that we offer to provide the volumes and revenues we need to compete and succeed.

Let me now introduce Steve Steinberg, our CFO. After his remarks, I’ll return to talk about specific recent developments and some interesting news.

Steve Steinberg

Thank you, Bob. My objective for this portion of the call is to provide you with highlights of our financial performance for the first quarter of 2005. For a more detailed review of our financial performance during the quarter, please review our financial statements and MD&A, which will be included in our SEC FORM 10-QSB, which will be filed no later than next Monday, May 16th.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

As most of you know, on January 3, 2005 we announced the release of Answers.com. Our primary revenue model for Answers.com is advertising revenue. When a user searches sponsored keywords, a link to an advertiser’s Website is displayed in a premium position and identified as a sponsored result to the search. The key business metrics that will drive Answers.com’s revenues will be the volume of traffic we receive and how well we monetize that traffic.

In contrast, prior to January 2005, we were primarily in the business of selling subscriptions. A desire to gain more expansive, ubiquitous growth led to the launch of our free-to-consumer product, Answers.com, in January 2005. As we discuss our Q-1 2005 results, in comparison to our Q-1 2004 results, please bear in mind the change in our business model that transpired in January 2005.

Let’s begin with our Consolidated Statement of Operations

Revenues in the first quarter of 2005 were $176,000 compared to $20,000 during the same period in 2004, an increase of $156,000. Revenues in the first quarter of 2005 resulted from advertising revenues of $107,000, recognition of subscription license revenue of $50,000, revenue from partners with whom we market co-branded products of $14,000 and other revenue of approximately $5,000. In contrast, revenues in the first quarter of 2004 resulted from recognition of subscription license revenue of $14,000, maintenance contracts on our corporate enterprise software of approximately $5,000 and advertising revenue of $500.

The launch of Answers.com, from a revenue perspective, was a multi-tiered process. From launch date until the middle of January, we ran public service announcements on Answers.com and did not display any advertising. In the middle of January, we began testing various advertising network providers. We reached an important milestone on February 28, when we began using Google’s contextual AdSense advertising on our Answers.com information pages, as well as integrating Google search, with paid search advertising, into Answers.com. As a result of the multi-tiered launch, our January and February 2005 advertising revenues were approximately $16,000, while our March 2005 advertising revenue jumped to approximately $91,000.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

The public’s reception of Answers.com, has, in our opinion, been impressive, and we’re pleased with the growth in traffic since our launch. Nonetheless, we are certainly still in the initial stages of executing on our monetization plan. Based on our preliminary revenue reports, we expect that our average daily ad revenue in April 2005 will approximate our average daily ad revenue in March 2005. Later in the call, Bob will discuss some of the initial positive signs we’ve seen regarding May 2005, to date.

 Now… let’s move on to Operating Costs. The salaries, benefits and overhead costs of personnel, and other operating costs relating to research and development, sales and marketing, and general and administrative activities comprise our operating expenses. Operating expenses in the first quarter of 2005 were $1,544,000, an increase of $749,000 over the same period in 2004. The increase in operating expenses stems from a number of factors, including:

•	Compensation-related increases due to personnel expansion to develop our newest products and to begin building a public company infrastructure, and due to salary increases.

•
Other increases - mostly - directly or indirectly - due to building a public company infrastructure. For example, our legal and accounting costs increased by approximately $185,000, due to a number of factors, including the numerous SEC filings that were necessitated, for example the registration statement on Form SB-2 we recently filed to register the shares underlying the new warrants we issued in February 2005. Expenses also rose due to increases in director fees and expenses of approximately $40,000; and increases in our insurance costs of approximately $30,000. We also recorded, in this quarter, a $250,000 charge relating to investment banking fees - $225,000 of such amount, in the form of non-cash stock-based compensation.

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Let’s move down to the Net Loss. The net loss in the first quarter of 2005 was $1,505,000, compared to a net loss of $1,693,000, for the same period in 2004. However, net cash used in operations in the first quarter of 2005, and for the same period in 2004, was $964,000 and $807,000, respectively. The primary reason for the difference between the net loss and the net cash used in operations in the first quarter of 2005 is that approximately $386,000 of our operating expenses, in the first quarter of 2005, were the result of non-cash, stock-based compensation.

Now, let’s review some summary balance sheet data

As of March 31, 2005, we had $21.9 million of assets including $19.9 million in cash and cash equivalents and investment securities. Our working capital was $19.5 million, and we had shareholder equity of $19.7 million.

Bottom line - as a result of the IPO and our fundraising activities in Q-1 2005, we now have sufficient resources to permit us to meet our current planned operating needs and move Answers.com forward.

Thank you for your time. And now…back to you, Bob…

Bob Rosenschein

Thanks, Steve. I'd like to open this part of the conference call by sharing some very good news about GuruNet’s board of directors. I couldn’t be more pleased to announce that Larry Kramer is joining our board. Larry founded and ran MarketWatch, which was sold recently to Dow Jones for a over $500M dollars. He also just joined the Viacom family and now is President of CBS Digital Media, which oversees content and sales of the network’s disparate Web properties, including CBS.com, CBSNews.com, SportsLine.com and UPN.com.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

We're obviously proud to be associated with him, but over and above prestige and connections, the major benefit Larry Kramer brings to GuruNet is his knowledge of the industry and how to monetize effectively.

Larry replaces Michael Eisenberg, of Israel Seed Partners, who is stepping down for personal reasons. Let me take this opportunity to personally thank Michael for his outstanding effort and contribution to GuruNet.

Now I’d like to cover some other topics.

We certainly are fortunate to own the domain Answers.com; it really has helped us get across the value proposition of answers, not links. Aside from name recognition, the most useful benefit of all the press we’ve been receiving has been that it helps us understand how people see us - which parts of our offering resonate, what brings people back to our site, and how Answers.com fills a gap that people have come to recognize.

For newcomers on the call, I’ll briefly review GuruNet’s mission, which is — to deliver concise information in one click on anything, anywhere.

We provide the real information you’re searching for, in contrast to the long lists of links to Web pages provided by search engines, which may or may not contain the information you’re seeking. Answers.com gives you quick explanations smartly integrated from more than 100 different reference resources. We offer a very broad range of topics, from people, places and things to health topics to information on companies to products and services, and much, much more.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

And, on Windows and Macintosh, you can also access Answers.com while using any computer program, using our patented 1-Click Answers tool, (for example in a Word document or in an email) and now even on the go (using our new Mobile Answers platform).

If any of you hasn’t tried our product yet, please try it at www.answers.com. It’s always been easier to demonstrate than to explain on the phone. But try looking up a public company, like Apple Computer; or a celebrity, such as Warren Buffett or Jimmy Buffett, for that matter; or maybe just your hometown, and notice the difference between answers and searches.

Let’s turn now to our business model which, like our service, is straightforward yet powerful. It has two components:

•
First, our service is now free to users. As Mark Cuban mentioned in a recent edition of Barron’s, the subscription service was not producing enough for us, and we did make the right move shifting away from it in January. We have increased our user base in several ways, including public relations, word of mouth, our 1-Click Answers tool, Search Engine Optimization, and through relationships with search engines (such as Google) and others sites.

•
Second, we earn revenue primarily when users click on relevant sponsored links that we place along our information content. Additional future revenue sources may include sponsorship of Answers.com categories and commerce commissions on goods, services and even premium content.

Those are the basics — now on to our growth strategy for the future:

- GuruNet Corporation 1st Quarter 2005 Conference Call -

1.
Our first priority is the continuous improvement of our service. We are not standing still on our core technology in content aggregation, processing, and presentation. The dual goals are both improving the user experience and, importantly, raising competitive barriers. Since we announced our Answers.com offering in January, we have added a mobile offering, Mobile Answers. We have enhanced the stickiness of Answers.com through more prominent branding and a recently added taxonomy that showcases our wide content range. And we have improved our 1-Click Answers product, adding Firefox functionality for that growing market.

2.
The second goal is the continued expansion of our user base. We have achieved what we consider an impressive mass of users through success to date with PR efforts; word of mouth; through significant traffic sent to us from search engines, primarily Google, and other sites; and through repeat usage. I’ll provide more detail on our progress during Q2 in a few minutes. We continue to work on pipeline distribution deals. And we are also evaluating new initiatives designed to bring our differentiated and concise information even more readily to users across the Web.

3.
The third growth engine is monetization of user visits. We have put into place our primary monetization mechanism in March, which is positioning relevant sponsored links alongside content in our Web offering. Even if we don’t have information on your topic, we save you a step and show you Google results on the spot - with monetized ads there as well. Our ongoing task is to analyze the performance of these ads and improve their revenue potential.

4.
The fourth critical prong, which we are just beginning to rev up , is to expand Answers.com’s category range. Under the direction of our new Chief Revenue Officer, Jeff Cutler, we are embarking on an aggressive program to add new, highly commercially-oriented categories of information to Answers.com. We will be providing “concise information in one click” in a range of new areas which we believe have relatively high click-through rates to sponsored links and relatively high associated CPC’s or cost per clicks. We will encourage users to try out these categories by promoting them actively on our service. Last, we’ll be looking to add revenue driving content that sits not alongside the text, but is integrated into it for a more direct push to the user. Our new Shopping.com partnership is an excellent example of that, and we’ll talk about that in a moment.

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On May 1, we rolled out a modified design for Answers.com that features more prominent branding and that showcases the breadth of our content offering on every page. We tested it on a portion of our users, to see what works best. This is commonly referred to as A/B testing, and it is very useful to tune sites for performance, based on monitoring empirical user behavior. You test, choose the winner and repeat.

Now let’s talk about some of our metrics and statistics, including data from the first part of Q2.

•
Traffic — our average daily query counts in January through April were January - 220,000. February - 1,150,000, March - 1,550,000, April - 1,790,000. April was 2.0M on weekdays and 1.79M, if you include Saturdays and Sundays, when usage is usually lower. Now, if you just look at May through yesterday, that average actually rose to 2.1M on weekdays. These are unaudited internal indicators. It goes without saying that any number of factors can also impact these metrics in the future. Also, we’ve seen our changes sometimes come in spurts; it’s not always linear.

•
Revenues - based on the new design that we A/B tested and which you can now see on our site, I am pleased to share with you that May average daily ad revenue has shown over a 20% increase over March average daily ad revenue. And this improvement includes the A/B test period, when some users were seeing the old version.

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These metrics are our goalposts in the coming months, as we work to improve the performance with each one.

On to deals. Jeff Cutler, our newly hired Chief Revenue Officer, has been coming up to speed. Between the deals in progress that he’s taken the lead on since his arrival, and the new ones he is developing with his own Rolodex, he’s moving forward. We’re glad to share with you that we are in the contract stage with a number of parties.

As you may have seen earlier today, we have just signed a partnership agreement with Shopping.com, which allows us to offer Answers.com users integrated product information and price comparisons. Whether site visitors are seeking information on clothing, electronics, jewelry, tools, books, or items in many other consumer product categories, the new arrangement enables them to identify, research, compare, and purchase products as part of their quest for answers.

There are two things that are exciting about this deal. First, it helps us broaden our scope, supplementing our reference-based content. As users realize that they can find answers about products as well as encyclopedic facts, it will encourage them to use us as a one-stop shop.

In addition, the Shopping.com content will become tightly integrated with the central content of the page, as opposed to the side columns that may not be as prominent. We’re excited by the scope of reviews and comparison shopping we will be including, as well as the substantial list of products that will now become Answers.com topics. This should be up and running sometime this summer.

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What else is in the pipeline? We are currently in talks at various stages with media sites, search engines, mobile device manufacturers, as well as advertising and content companies. As I said earlier, we look forward to sharing some of these with you in the coming weeks.

In addition, Jeff is setting up our New York office on W. 35th Street, and interviewing candidates for a team to assist him in driving business development.

I also want to update you about Accoona.com, the deal we signed in mid-March. Like the Google definitions link that points to us, Accoona is a search engine, that will be sending us definition-based traffic when it’s users prefer a short explanation to links. Implementation is moving forward, and we’re excited about the way they will be offering Answers.com’s content to their users. We hope to see the live implementation by the summer and hope for a healthy boost in traffic and revenues from that arrangement.

The Education sector. Gauging by our fan mail, we seem to be generating considerable excitement in the education sector, a fantastic sector for Answers.com. Teachers, parents and students see the value, and are often quick to share it with the people around them. We’re going to be pursuing this area in a number of ways. First, we will be attending NECC, the National Education and Computing Conference in June in Philadelphia. The conference brings together thousands of tech-oriented educators, looking for new, innovative tools to bring back to their school systems.

Second, our PR agency had begun targeting publications that focus on education as well as college newspapers, in an effort to get the word out in print. We’ve also begun marketing directly to students, giving away T-shirts at Rutgers University a few weeks back. Once we study the effect of this activity, we may broaden it to other campuses.

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Last, I’m pleased to be speaking at four outstanding conferences in the next two weeks: Thomas Weisel Partners, JP Morgan, Goldman Sachs, and the NY Society of Security Analysts. For details and web-cast, please visit our web site. The audiences will be analysts and institutional investors, and I look forward to sharing our excitement and progress with them as I have with you today.

I’d like to sum it up. As promised, we concentrated first on launching Answers.com and building traffic. That effort will continue. Now we are focusing on enhancing our monetizable content and revenues, based on that traffic and those “eyeballs”.

We have a product that is simple, great for kids and students - of all ages - and saves real people time and frustration. And is being recognized widely as such. We are not a search engine. Answers.com is a new kind of information tool that enhances the Internet and Web experience. And it is that growth that we hope returns long-term shareholder value. Thank you.

I’d like to add that we work hard to be responsive to investors. Please see our corporate Website, www.gurunet.com, and you can communicate with us at ir@gurunet.com.

I would like to call your attention to a slight error in the preliminary remarks made by Landon Barretto. In this presentation, GuruNet DID NOT refer to non-GAAP measures.

That ends our remarks. We’ll be very pleased now to answer some questions.

- GuruNet Corporation 1st Quarter 2005 Conference Call -

Before we take the live calls, I’d like to answer a few questions that some of you have sent in, in advance:

1)	Can you give some concrete guidance for the remainder of Q2?

As I hope we’ve made clear, we continue to test design elements and analyze our users’ behavior to determine which elements to add, remove, or change. We’ll act on those results and test again. It would be irresponsible for me to predict what’s going to happen in tomorrow’s experiments, or what numbers we exactly will reach.

Q: What’s your current expense rate and do you expect it to grow?

In Q-1 2005 we incurred $1,752,000 in expenses (meaning cost of revenues and operating expenses as appear on the Q-1 2005 Statement of Operations). This amounts to approximately $585,000 per month. Approximately $375,000 of the Q-1 expenses are non-cash, stock based compensation to our investment banker, IR firm and a strategic marketing consultant. Excluding those amounts, our average monthly expenses would have been $460,000 in Q1. We do expect our expense rate to rise in the course of 2005.

Q: Are you generating revenues from Mobile Answers?

Mobile Answers (mobile.answers.com) does not directly feed revenues at this initial stage, rather, it is currently being used as a marketing tool, for branding purposes. We recognize that wireless-based advertising is in its infancy; you can't integrate contextual link ads into the Mobile version because they will mostly point to non-mobile-friendly sites. That said, we are looking into revenue opportunities for this platform.

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Q: Are you considering moving to NASDAQ?

We are taking the question seriously, and it is being considered at the board level.